UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI CAPITAL CORP. THE LION FUND II, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1: On October 24, 2013, Biglari Capital Corp. issued the following press release:

BIGLARI CAPITAL CORP. HAS RECEIVED A HIGHLY CONFIDENT
LETTER FROM JEFFERIES ON CRACKER BARREL’S REQUIRED
FINANCING FOR THE PROPOSED SPECIAL DIVIDEND OF
$20 PER SHARE

SAN ANTONIO, TX — October 24, 2013 — Biglari Capital Corp. today announced that it has obtained a highly confident letter from Jefferies LLC to arrange for debt financing to fund a $20 per share dividend paid to all shareholders of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL). Jefferies’ highly confident letter is set forth below.

Jefferies LLC 520 Madison Avenue New York, NY 10022 Tel: 212.284.2300 Jefferies.com

October 23, 2013

Biglari Capital Corp.
17802 IH 10 West, Suite 400
San Antonio, TX 78257

Attention: Sardar Biglari

Ladies and Gentlemen:

We understand that Biglari Capital Corp. and its affiliates (“Biglari”, “you” or “your”) own approximately 20% of the outstanding shares of Cracker Barrel Old Country Store, Inc. (the “Company”).  We further understand that Biglari would like the Company to pay a cash dividend to shareholders (the “Special Dividend”) of approximately $20 per share.  You have further advised us that you would like the Company to raise up to $800.0 million of funded debt in the form of a new undrawn five year Revolver and a new six year Term Loan (together, the “Debt Financing”) to refinance the Company’s existing debt and fund the Special Dividend.

We are pleased to confirm that Jefferies LLC (“Jefferies”, “we”, “us” or “our”) is highly confident of its ability to arrange the Debt Financing, subject to: (i) satisfactory market conditions and no material adverse change in the business or prospects of the Company; (ii) receipt of ratings from Moody’s and Standard and Poor’s and delivery of customary documentation each that are satisfactory to Jefferies and the purchasers of the Debt Financing; (iii) satisfactory completion of our due diligence on the Company; (iv) Jefferies receipt of an executed engagement agreement with terms, including indemnification, acceptable to Jefferies; and (v) approval from our internal committees.  We estimate the Company would be rated by Moody’s and S&P pro forma for the Debt Financing as a B1/B+ credit, respectively, and the Debt Financing should price at a credit spread consistent with the broader B1/B+ index at the time of issuance.

Confidence in our ability to successfully arrange the Debt Financing is based on:

▪	Our review of publicly available financial statements of the Company;

▪	The Company’s steady track record of revenue and EBITDA growth;

▪	Our continuing activity in the U.S. Institutional Loan market; and

▪	Our success in placing debt financing for other restaurant companies, including 34 restaurant debt financings since 2010 for an aggregate value of over $7.8 billion.

For the avoidance of doubt, this letter is not a guarantee of the availability of the Debt Financing.  Nothing herein shall be deemed to constitute any commitment by Jefferies to purchase or arrange the Debt Financing; such a commitment shall be evidenced only by the execution and delivery of, and shall be subject to the terms and conditions of, definitive documentation satisfactory to Jefferies in its sole discretion.

Sincerely,

JEFFERIES LLC

By /s/ Chris Burns
      Name:  Chris Burns
      Title:    Managing Director